EXHIBIT 10.10

November 22, 2006

Richard Mandeberg

Dear Richard,

On behalf of SupportSoft, Inc., a Delaware Corporation (“the Company”), we are pleased to offer you the position of Senior Vice President, Consumer Business Development, with a start date of December 18, 2006, reporting to the Chief Executive Officer. As part of SupportSoft’s hiring policy, you will be asked to sign a Release for a background check.

The offer will include an annual equivalent base salary of $240,000. The base salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures.  You will also be entitled to an MBO opportunity of up to 25% of your base salary for an annual equivalent On Target Earnings of $305,000.  Your MBO plan will provide for overachievement opportunities at least equal to your base MBO opportunity.  MBO’s will be determined within thirty days of hire and will be based on specific objectives agreed upon between you and the Chief Executive Officer.  Payments on MBO’s will be made no less frequently than every six months based on achievement of results in the preceding period.  Eligibility for MBO’s will commence with the period beginning January 1, 2007

 We will recommend to the Compensation Committee at the first meeting following your start date that you are granted 374,000 stock options that will carry vesting and exercise provisions in accordance with the Company’s standard policies. The exercise price per share will be set at the fair market value (defined as the closing price) of the common stock on the day the grant becomes effective.

In the event you are subject to an Involuntary Termination (as defined below) you will be entitled to a severance equivalent to six months of your base salary and 50% of the bonus target in effect for the year in which you are terminated paid in a lump sum or, at the Company’s option, in installments over a period of six months, subject to appropriate deductions.  Additionally, you will be reimbursed for any COBRA payments made by you during the 6 month period following your termination.

Notwithstanding anything in this offer, the Plan or the applicable stock option agreements to the contrary, if the Company is subject to a Change of Control (as defined in the Stock Option Agreement) before your employment with the Company terminates and you are subject to an Involuntary Termination within 12 months on or after that Change of Control, then 50% of the then-unvested shares subject to the Option will become vested and exercisable upon such Involuntary Termination (as defined below). Notwithstanding anything to the contrary in the Stock Option Agreement, a “going private” transaction shall not constitute a Change of Control.

“Involuntary Termination” means either (a) that your employment is terminated by the Company without Cause (as defined below) or (b) that you resign for Good Reason (as defined below).  If you wish to resign your employment for Good Reason, you will give the Company 30 day’s written notice of resignation.  The Company will have 30 days from receipt of such written notice to cure the reason(s) for your resignation before you are entitled to receive any benefits as a result of resignation for Good Reason.  In order to receive any benefits upon termination, you will be required (i) to sign a general release in a form acceptable to you and the Company, of claims that you may have against the Company and (ii) to return all Company property.  Involuntary termination does not include termination by reason of death or Permanent Disability.

“Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

“Cause” means a determination in the reasonable good faith of the Company that you have: (a) engaged in any act of fraud, embezzlement or dishonesty or any other act in violation of the law, including but not limited to, the conviction of, or pleading no lo contender to, a felony (except for ordinary traffic violations); (b) materially breached your fiduciary duty to the Company; (c) unreasonably refused to perform the good faith and lawful instructions of the CEO  (d) engaged in willful misconduct or gross negligence that has a material adverse effect on the Company; (e) willfully breached the Employment, Confidential Information and Invention Assignment Agreement; or (f) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).

“Good Reason” means (a) you are assigned significant duties inconsistent with your current position in the Company or your employment terms or responsibilities are materially diminished by the Company; (b) you are required to relocate to a regular work location that is more than 50 miles from the Company’s office where you regularly work, without your approval; (c) a material breach by the Company of its obligations under the terms of your employment with the Company; or (d) in connection with a Change of Control, you report to someone other than the CEO of the parent or successor entity.

As a Company employee, you will also be eligible to receive all employee benefits, which will include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), vacation (paid time off) of 20 days per annum and 12 public holidays in accordance with the company’s published schedule, etc.  You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us during your Orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.  Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company.

As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes.  The Company agrees to pay the fees and costs of the arbitrator.   However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter on or before the end of day Wednesday, November 22, 2006, in the space provided below and return it to me.  A duplicate original is enclosed for your records.  This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and you.

We look forward to working with you.

Sincerely,

SupportSoft

/s/ JoshuA Pickus
Joshua Pickus
Chief Executive Officer
SupportSoft, Inc.

By signing this Offer Letter, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this day of November 22, 2006

/s/ Richard Mandeberg
Richard Mandeberg

Start Date:  December 18th, 2006